NON-QUALIFIED STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (the "Agreement") is entered into this January 12, 1998, (the "Grant Date"), by and between Champion Enterprises, Inc., a Michigan corporation ("the Company"), and Joseph Stegmayer (the "Optionee").

                           WITNESSETH:

     WHEREAS, Optionee is employed as President, Retail Operations and Chief Financial Officer of the Company; and

     WHEREAS, the Company wishes to provide additional incentive to Optionee, to encourage stock ownership by Optionee, and to encourage Optionee to remain in the employ of the Company or its subsidiaries; and

     WHEREAS, the Company desires that Optionee keep certain information that Optionee has acquired during Optionee's employment with the Company confidential, and that Optionee not compete with the Company for at least two years after Optionee's employment with the Company is terminated.

     NOW, THEREFORE, the Company and Optionee hereby agree as follows:

     1. Definitions. For the purposes of this Agreement, certain words and phrases have the following definitions:

          a) "Change in Control" means the occurrence of any of the following events: (1) the acquisition of ownership by a person, firm or corporation, or a group acting in concert, of fifty-one percent or more of the outstanding Common Stock of the Company in a single transaction or a series of related transactions within a one-year period; (2) a sale of all or substantially all of the assets of the Company to any person, firm or corporation; or (3) a merger or similar transaction between the Company and another entity if shareholders of the Company do not own a majority of the voting stock of the corporation surviving the transaction and a majority in value of the total outstanding stock of such surviving corporation after the transaction;

          b)   "Code" means the Internal Revenue Code of 1986, as amended;

          c)   "Committee" means the Compensation Committee of the Company;

          d) "Common Stock" means the common stock of the Company, par value $1.00;

          e) "Disability" means "disability" as defined under Section 22(e) of the Code;

          f) "Employment" (whether or not capitalized) means employment with the Company or any Parent or Subsidiary of the Company;

          g) "Good Cause" means Optionee's willful gross misconduct, willful and material breach of his duties or an act of fraud or dishonesty by the Optionee that directly or indirectly results in harm to the Company;

          h)   "Parent" means any "parent corporation" as defined in
Section 424(e) of the Code;

          i) "Subsidiary" means any "subsidiary corporation" as defined in Section 424(f) of the Code.

2. First Part. The Company grants Optionee the right and option to purchase from the Company 120,000 shares of the Company's Common Stock at a price equal to 40% of the closing price of the Company's Common Stock on the New York Stock Exchange on January 12, 1998, as reported in "The Wall Street Journal" (the "First Part"). The First Part must be exercised in its entirety within 60 days of the Grant Date. This grant of the First Part is conditioned upon the agreement by Optionee not to sell or otherwise transfer the shares acquired under this First Part until at least two (2) years from the date of exercise. In addition, if prior to the second anniversary of the Grant Date, Optionee terminates his employment with the Company or the Company terminates the Optionee's employment for Good Cause, Optionee shall retain only the following shares:

Date Employment Terminated             Shares Retained
Prior to 6 months from Grant Date            0
Prior to 12 months from Grant Date           30,000
Prior to 18 months from Grant Date           60,000
Prior to 24 months from Grant Date           90,000
24 months or more after the Grant Date       120,000

Shares not retained by Optionee above shall be forfeited and returned to the Company in exchange for the exercise price paid by Optionee for the forfeited shares.

3. Second Part. If Optionee exercises the First Part within 60 days from the Grant Date, the Company grants Optionee the right and option to purchase from the Company 480,000 shares of the Company's Common Stock at a price equal to 100% of the closing price of the Company's Common Stock on the New York Stock Exchange on January 12, 1998, as reported in "The Wall Street Journal" (the "Second Part"). The Options granted under this Second Part shall not be immediately exercisable, but shall be exercisable according to the following schedule:

Number of Option Shares                Date Exercisable
     96,000                   1st anniversary of Grant Date
     96,000                   2nd anniversary of Grant Date
     96,000                   3rd anniversary of Grant Date
     96,000                   4th anniversary of Grant Date
     96,000                   5th anniversary of Grant Date

In addition, if prior to the fifth anniversary of the Grant Date, the Company terminates the Optionee's employment for any reason other than Good Cause, one-half of the Options granted under this Second Part which as of the date of termination are not exercisable shall then be and become immediately exercisable. This grant of the Second Part is conditioned upon the agreement by Optionee not to sell or otherwise transfer the shares acquired under this Second Part until at least six (6) months from the date of exercise. No portion of this Second Part shall be exercisable after the tenth anniversary of the Grant Date. The Second Part may be exercised in installments. Notwithstanding anything to the contrary contained in this Section 3, if the Optionee exercises the First Part within 60 days of the Grant Date, the Second Part shall be immediately exercisable in full upon any Change in Control.

4.   Termination of Employment.

     a) Before Exercise of the First Part. If Optionee's employment with the Company shall terminate for any reason prior to Optionee's exercise in full of the First Part, Optionee's right to exercise any option under this Agreement shall terminate and all exercise rights hereunder shall immediately cease.

     b) Death or Disability. If, on or after the first anniversary of the Grant Date (the first date that any portion of the Second Part becomes exercisable), Optionee shall die or become Disabled, Optionee (or the executor or administrator of the estate of Optionee, or the person or persons to whom the option shall have been transferred by will or by the laws of descent and distribution, or the legal guardian of Optionee, or the individual designated in Optionee's durable power of attorney in the event of Disability) shall have the right, within one year from the date of Optionee's death or Disability, to exercise the Second Part to the extent that it is exercisable and unexercised on the date of Optionee's death or Disability. This one-year period may be extended at the discretion of the Committee, but not beyond the tenth anniversary of the Grant Date.

     c) Other Termination. If, on or after the Optionee's exercise of the first part, Optionee's employment shall be terminated for any reason other than death or Disability, Optionee shall have the right, within three months after such termination of employment, to exercise the Second Part to the extent that it is exercisable and unexercised on the date of such termination of employment. This three-month period may be extended at the discretion of the Committee, but not beyond the tenth anniversary of the Grant Date.

     d) Events Not Constituting a Termination. A change of job title, a leave of absence with the written consent of the Company, or a transfer of Optionee from one corporation to another among the Company, its Parent, or any of its Subsidiaries shall not be deemed a termination of employment for purposes of this Agreement.

     5. Exercise of Option. Optionee may exercise any exercisable option granted pursuant to this Agreement by completing the following steps.

          (a) Written Notice. Delivery to the Company of a written notice signed by the Optionee: (1) for the First Part, in the form attached as Exhibit A; or (2) for the Second Part, in the form attached as Exhibit B. In addition, at the request of the Company, Optionee may be required to provide a written representation that Optionee is acquiring the shares for investment purposes only, and not for resale.

          (b) Purchase Price. Delivery to the Company of cash, a personal check, bank draft, money order, or Common Stock (or any combination thereof) equal to the purchase price of the shares then to be purchased. Any Common Stock tendered shall be valued at the closing price of the Company's Common Stock on the first business day prior to the exercise date, as reported in "The Wall Street Journal." After receipt of the above and subject to Section 8 below, the company shall issue the shares in the name of Optionee.

     6. Confidentiality and Non-Competition. As consideration for the options granted by this Agreement, Optionee hereby agrees as follows:

          a) Confidentiality Agreement. Except with the prior written consent of the Company, Optionee shall not at any time during or after the term of this Agreement: (a) disclose, publish, or in any other manner reveal to any third party any Confidential Information (as defined below) relating to the business or assets of the Company or its Subsidiaries; or (b) make use of any Confidential Information (as hereinafter defined) for the Optionee's own purposes, or for the benefit of any person or entity other than the Company and its Subsidiaries.

          b)   Confidential Information Defined.  "Confidential
Information" shall mean any and all nonpublic information and documentation relating to the Company and its Subsidiaries, including but not limited to information relating to the operations, services, trade secrets, dealer, distributor and customer lists, promotion and pricing practices, operational methods, market plans, studies, and forecasts, product development plans, acquisition plans, design and design projects, inventions and research projects, compensation information, procurement and sales activities and procedures, the existence or substance of any agreements between Company (or any Subsidiary) and any third party, and any and all other information and documentation relating to the plans and operations of the Company or its Subsidiaries.

          c) Non-Competition. Because of the highly competitive nature of the Company's business, Optionee agrees that as long as Optionee is an employee or officer of the Company, and for two years following Optionee's termination of employment with the Company:

          (1) Optionee will not, directly or indirectly (other than on behalf of the Company), as owner, partner, joint venturer, employee, broker, agent, principal, trustee, corporate officer, licensor, consultant, or in any capacity whatsoever, engage in, become financially interested in, or have any connection with, any business located in the United States or Canada engaged in the production, sales, or marketing of manufactured homes;

          (2) Optionee will not to supply any competing products or provide any competing services to any customer with whom the Company or its Subsidiaries have done any business during his employment with the Company; and

          (3) Optionee will not, directly or indirectly, induce any employee of the Company or its affiliates to engage in any activity hereby prohibited to the Optionee by this Agreement, or to terminate their employment with the Company or its affiliates.

If any one of more of the terms contained in this Section or in this Agreement shall for any reason be held to be excessively broad with regard to time, duration, geographic scope, or activity, that term shall be construed in a manner to enable it to be enforced to the maximum extent compatible with applicable law.

          d) Disclosure of Proprietary Information. Optionee shall promptly disclose to the Company, in such form and manner as the Company may reasonably require, all operations, systems, services, methods, developments, inventions, improvements and other information or data pertaining to the business or activities of the Company as are conceived, originated, discovered or developed by Optionee (whether or not copyrighted or patented) during the term of his employment with the Company, whether before or after the execution of this Agreement. It is understood that such information is proprietary in nature and shall be, as between the Company and Optionee, for the exclusive use and benefit of the Company and shall be and remain the property of the Company. If so requested by the Company, Optionee shall execute and deliver to the Company any instrument as the Company may reasonably request to effectuate the assignment of any such proprietary information to the Company.

          e) Termination of Employment. Upon the termination of Optionee's employment with the Company, Optionee shall deliver to the Company all records, data and memoranda of every kind and character relating to the Company and its affiliates, including all copies thereof, which are in Optionee's possession or control.

          f) Remedies for Breach. Optionee acknowledges and agrees that the Company's remedies at law for any breach of the agreements contained in this Section 6 would be inadequate. Optionee therefore agrees that in the event of Optionee's breach of the agreements contained in this Section 6, the Company shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy or relief which may then be available. Nothing in this Section shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach, whether in law, equity, or otherwise.

     7. No Right to Continued Employment. This Agreement does not give the Optionee any right to be retained or to continued employment with the Company or any Subsidiary of the Company.

     8. Compliance with Securities Laws. Company's obligations under this Agreement are subject to compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities, and any applicable stock exchange requirements, and Company may require Optionee to provide proof of compliance with those laws, rules, and regulations.

     9. Investment Intent and Registration. The Optionee represents and warrants to the Company that he or she is acquiring all shares of Common Stock under this option for investment purposes only and not with a view to resale. The Optionee acknowledges and agrees that such shares of Common Stock have not yet been registered under the Act or the securities laws of any state and may not be sold, transferred, assigned, offered, pledged or otherwise distributed unless there is an effective registration statement under the Act and any applicable securities laws covering such shares or the Company receives an opinion of counsel from Optionee (and concurred to by counsel for the Company) stating that such sale, transfer, assignment, offer, pledge or other distribution is exempt from registration and prospectus delivery requirements of the Act, any applicable state securities laws, or the listing requirements of any stock exchange. Optionee further acknowledges and agrees that any certificate for such shares shall contain an appropriate legend to the foregoing effect and that a stop transfer order shall be placed with the Company's transfer agent. The Company represents and warrants that as soon as practical after the Optionee exercises any of the options granted pursuant to this Agreement, the Company shall take any and all steps that are necessary or required in order to register the Common Stock pursuant to the Act.

     10. Non-assignability. The options granted by this Agreement shall not be transferable by Optionee, other than by will or the laws of descent and distribution. Any transferee of these options by will or the laws of descent and distribution shall take them subject to the terms and conditions of this Agreement, and no such transfer shall be effective to bind the Company unless the Company is furnished with written notice of the transfer and a copy of the will or any other evidence the Company deems necessary to establish the validity of the transfer. The term "Optionee", as used in this Agreement, shall include any person or entity to whom any option is transferred.

     11. Withholding of Taxes. Optionee must pay to Company within fourteen (14) days from the date of any exercise any amounts necessary to satisfy any requirements for withholding of income or employment taxes in connection with that exercise.

     12. Disputes. As a condition to the granting the options contained in this Agreement, Optionee and Optionee's successors and assigns agree that any dispute or disagreement which shall arise under or as a result of this Agreement shall be determined by the Committee in its sole discretion and judgment. Any such determination or interpretation by the Committee of the terms of this Agreement shall be final and shall be binding and conclusive for all purposes.

     13. Notices. Every notice relating to this Agreement shall be in writing, any notice given by mail shall be by registered or certified mail with return receipt requested. All notices to the Company shall be delivered to the following address:

          Champion Enterprises, Inc.
          2701 University Drive, Suite 320
          Auburn Hills, MI 48326-9090
          Attn:  Secretary of the Company
All notices by the Company to Optionee shall be delivered to Optionee personally, or addressed to Optionee at Optionee's last residence address as then contained in the records of the Company, or such other address as Optionee may designate.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


COMPANY:                 CHAMPION ENTERPRISES, INC.

                         By:
                              Walter R. Young, Jr.
                              President and Chief
                              Executive Officer



OPTIONEE:

                              Joseph H. Stegmayer
PAGE

                            EXHIBIT A
                 NOTICE OF EXERCISE OF FIRST PART
                (NONQUALIFIED STOCK OPTION SHARES)

Secretary
Champion Enterprises, Inc.
2701 University Drive, Suite 320
Auburn Hills, Michigan 48326


Dear Sir:

     A stock option was granted to me which permits me to purchase 120,000 shares of Champion Enterprises, Inc. Common Stock at a price of $8.00 per share. I elect to exercise this part of the option to purchase 120,000 nonqualified stock option shares. A personal check [or cash, bank draft, money order, or common stock] for the purchase price is enclosed with this letter.

     I acknowledge and agree that the shares of Common Stock that I am purchasing may not currently be registered under the Securities Act of 1933 (the "Act") or the securities laws of any state. I understand and agree that if these shares are not currently registered, the Company will register these shares under the Act as soon as practicable after this exercise. Notwithstanding the foregoing, I acknowledge and agree that these shares may not be sold, transferred, assigned, offered, pledged or otherwise distributed until they are registered under the Act or unless the Company receives an opinion of counsel from me (and concurred to by counsel for the Company) stating that such sale, transfer, assignment, offer, pledge or other distribution is exempt from registration and prospectus delivery requirements of the Act, any applicable state securities laws, or the listing requirements of any stock exchange.

     In addition, I represent that I will not sell or otherwise transfer any shares that I purchase pursuant to this letter for a period of two years. I also understand that if I terminate my employment with the Company or if the Company terminates my employment for "Good Cause" within two years of the grant date of this option, a portion of the shares, pro-rated semi-annually, shall be forfeited and returned to the Company in exchange for the exercise price relating to those shares.

                                        Joseph H. Stegmayer
Address:

SSN:
Dated:

PAGE

                            EXHIBIT B
                NOTICE OF EXERCISE OF SECOND PART
                (NONQUALIFIED STOCK OPTION SHARES)

Secretary
Champion Enterprises, Inc.
2701 University Drive
Suite 320
Auburn Hills, Michigan 48326


Dear Sir:

     A stock option was granted to me which permits me, upon the exercise of the first part of the option within 60 days of the grant date, and subject to a five-year graded vesting schedule, to purchase 480,000 stock option shares of Champion Enterprises, Inc. Common Stock at a price of $20.00 per share.

I hereby elect to exercise this part of the option to purchase           stock
option shares. A personal check [or cash, bank draft, money order, or common stock] for the purchase price is enclosed with this letter.

I acknowledge and agree that the shares of Common Stock that I am purchasing may not currently be registered under the Securities Act of 1933 (the "Act") or the securities laws of any state. I understand and agree that if these shares are not currently registered, the Company will register these shares under the Act as soon as practicable after this exercise. Notwithstanding the foregoing, I acknowledge and agree that these shares may not be sold, transferred, assigned, offered, pledged or otherwise distributed until they are registered under the Act or unless the Company receives an opinion of counsel from me (and concurred to by counsel for the Company) stating that such sale, transfer, assignment, offer, pledge or other distribution is exempt from registration and prospectus delivery requirements of the Act, any applicable state securities laws, or the listing requirements of any stock exchange.

In addition, I represent that I will not sell or otherwise transfer any shares that I purchase pursuant to this letter for a period of six months.

                                        Joseph H. Stegmayer
Address:

SSN:
Dated: